C O R N E L L                        101 Hudson Street
CAPITAL PARTNERS                        Suite 3700
                                    Jersey City, NJ 07302

May 15, 2006

VIA FEDERAL EXPRESS
AND FAX (307) 857-3050

U.S. Energy Corp.
877 North 8th West
Glen L. Larsen Building
Riverton, WY 82501
Attention: Mark J. Larsen

Re:	Amendment to Standby Equity Distribution Agreement

Dear Mr. Larsen:

This letter will memorialize the agreements by and between U.S. Energy Corp. (the “Company”) and Cornell Capital Partners, LP (the “Investor”), in connection with an amendment to the Standby Equity Distribution Agreement dated May 5, 2006 (the “SEDA”) between the Company and the Investor. All capitalized terms herein, unless otherwise indicated, shall have the meaning ascribed to them in the SEDA.

The parties hereby amend the SEDA as follows:

1. Section 2.3(c) of the SEDA shall be deleted in its entirety and replaced with the following:

Section 2.3(c). Minimum Acceptable Price. The lowest Market Price of the Common Stock (before taking into account any discount used to calculate the Purchase Price) for any particular Advance (the “Minimum Acceptable Price”) shall, in connection with each Advance Notice delivered by the Company, be equal to ninety five percent (95%) of the VWAP on the Trading Day immediately preceding the Advance Notice Date for such Advance Notice. Subject to the next sentence, upon the issuance by the Company of an Advance Notice along with a Minimum Acceptable Price, (i) the Company shall automatically reduce the amount of the Advance set forth in such Advance Notice by twenty percent (20%) for each Trading Day during the Pricing Period that the VWAP of the Common Stock is below the Minimum Acceptable Price (each such day, an “Excluded Day”), and (ii)

U.S. Energy Corp.
May 15, 2006
Page 2 fo 2

each Excluded Day shall be excluded from the Pricing Period for purposes of determining the Market Price. The number of shares of Common Stock to be delivered to the Investor at the Closing (in accordance with Section 2.3 of this Agreement) shall correspond with the Advance Notice amount as reduced pursuant to clause (i) above, except that the Company shall be obligated to sell, and the Investor shall be obligated to purchase any shares of Common Stock corresponding to such Advance Notice that have been sold by the Investor and such shares shall be priced at the greater of the Purchase Price or the applicable Minimum Acceptable Price. The Company, and only the Company, may waive the Minimum Acceptable Price with respect to any particular Advance Notice by providing the Investor with written notice of waiver on or prior to the Advance Notice Date.

This letter agreement shall solely have the effect specifically described above and shall have no effect on any other terms or conditions of the SEDA or related documents.

Cornell Capital Partners, LP

By: Yorkville Advisors, LLC
Its: General Partner

By: /s/ Mark Angelo
Name: Mark Angelo
Title:  Portfolio Manager

Agreed and acknowledged by:

U.S. Energy Corp.

By: /s/ Mark J. Larsen
Name: Mark J. Larsen
Title: President
Date: May 15, 2006